Exhibit 99.1

Aksys, Ltd. Provides Update on NASDAQ Listing Status

Lincolnshire, IL — September 1, 2006 - Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today provided an update on matters relating to the listing of its common stock on The NASDAQ Capital Market.

Hearing Before NASDAQ Panel

On August 31, 2006, a hearing was held before a NASDAQ Listing Qualifications Panel to consider the Company’s request for continued listing on The NASDAQ Capital Market, notwithstanding the July 6, 2006 determination by the NASDAQ Staff that the Company does not meet the market value of listed securities requirement for continued listing of at least $35 million.

At the hearing, the Company presented a Plan of Compliance and requested that the Panel grant the Company until October 31, 2006 to demonstrate the Company’s return to compliance with NASDAQ’s listing standards.   As part of the Plan of Compliance, the Company’s largest stockholder, Durus Life Sciences Master Fund Ltd., has indicated a willingness to convert  shares of Series B Preferred Stock of the Company into shares of common stock as well as senior notes for shares of the Company’s common stock to the extent necessary to establish compliance with the market capitalization listing requirement.  The Series B Preferred Stock is convertible into common stock at a price of $1.00 per share and Durus has agreed that it would convert any debt at a price equal to the greater of $1.00 per share and the 20-day average stock price for the Company’s common stock at the time of conversion.

There can be no assurance that the Panel will grant the Company’s request for continued listing.  If the Panel determines to delist the Company’s securities from The NASDAQ Capital Market, the Company’s common stock would likely be quoted on the OTC Bulletin Board or the “pink sheets.”

Minimum Bid Price Requirement

On August 28, 2006, the Company received a letter from NASDAQ indicating that for the last 30 consecutive trading days, the Company’s common stock has closed below the minimum of $1.00 per share, as required for continued inclusion on The NASDAQ Capital Market by Marketplace Rule 4310(c)(4).  NASDAQ has provided Aksys with 180 calendar days, or until February 26, 2007, to regain compliance with this rule. If at any time before February 26, 2007, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance.  If compliance is not demonstrated by February 26, 2007, the Company’s common stock will be subject to delisting by NASDAQ.  The Company is considering various alternatives to regain compliance with NASDAQ’s minimum bid requirement within the permitted 180-day period.

Annual Meeting of Stockholders

On August 31, 2006, the Company filed its preliminary proxy statement with the Securities and Exchange Commission with respect to the Company’s 2006 annual meeting of stockholders.   The Company currently expects that its annual meeting of stockholders will be held in October 2006.

About the Company

Aksys, Ltd. designs, develops, and markets innovative hemodialysis products and services for patients suffering from kidney failure. The Company’s initial product, the PHD® System, is currently available and the next generation product is currently in development. The Company’s next generation hemodialysis system is being designed to leverage the safety record, ease-of-use, and clinical benefits of the PHD System while significantly improving reliability and lowering costs. Patients benefit from improved quality of life, reduced mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements relating to our ability to regain compliance with NASDAQ’s listing standards, our ability to remain listed on the NASDAQ Capital Market, the conversion of Durus’ shares of Series B preferred stock into common stock, and the anticipated date of our annual meeting of stockholders. These forward-looking statements reflect our views as of the date they were made with respect to future events and financial performance, but are subject to many uncertainties and factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Any of these risks could make it difficult for us to produce the PHD System on satisfactory commercial terms, if at all, and could adversely affect the price of our common stock and our business, financial condition and results of operations. We believe factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability comply with regulatory clearances and approvals required to manufacture, market and sell the PHD System, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to the PHD System; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (x) changes in QSR requirements; (xi) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates; (xii) risks related to our new strategy and focused resource allocation; and (xiii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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Contact: Clay Kramer, Investors, ckramer@burnsmc.com, Thomas Lang, Investors, tlang@burnsmc.com, or Justin Jackson, Media, jjackson@burnsmc.com, of Burns McClellan, Inc., +1-212-213-0006